Exhibit 99.1

FOR IMMEDIATE RELEASE

                COMMSCOPE REPORTS FIRST QUARTER 2003 RESULTS
------------------------------------------------------------------------------

HICKORY, NC -- (APRIL 29, 2003) CommScope, Inc. (NYSE: CTV) today announced first quarter results for the period ended March 31, 2003. The Company reported sales of $129.4 million and a net loss of $3.1 million or $0.05 per share for the first quarter. The net loss included after-tax equity in losses of OFS BrightWave, LLC of $0.06 per share.

For the first quarter of 2002, the Company incurred a net loss of $1.6 million or $0.03 per share, which included after-tax equity in losses of OFS BrightWave of $0.13 per share.

CommScope's sales for the first quarter of 2003 were $129.4 million compared to $159.8 million in the year-ago quarter and $135.9 million in the preceding quarter. The year-over-year sales decline was mainly due to lower Broadband/Video sales, primarily to Adelphia Communications and Charter Communications. Sales decreased sequentially primarily due to lower sales to Comcast Corporation, which completed its merger with AT&T Broadband in November 2002. Local Area Network (LAN) sales were $23.0 million, up 15% from last year's first quarter and up 63% sequentially primarily due to strengthening project business as well as higher LAN fiber optic cable sales. Worldwide sales of fiber optic cable rose more than 20% from the first quarter of 2002 and over 5% sequentially. International sales were $25.2 million, essentially stable year over year and sequentially.

Orders booked in the first quarter of 2003 were $135.1 million, compared to $132.8 million in the preceding quarter and $174.8 million in the first quarter of 2002.

"We intend to continue positioning CommScope as the supplier of choice for 'last mile' cable applications," said Frank M. Drendel, CommScope Chairman and CEO. "We significantly increased LAN sales and achieved sequential growth in Wireless/Other Telecom products. We also moved closer to our goal of becoming `The Cable Industry's Fiber Supplier (TM)' by building upon our strategic relationship with OFS. While we expect sequential sales growth as we move into the summer construction period, we still face persistent uncertainty and difficult global business conditions."


OFS BRIGHTWAVE RESULTS
----------------------
In the midst of this difficult environment, OFS BrightWave increased revenues and reduced costs in the first quarter. OFS BrightWave's first quarter revenues were $28.3 million, up 5% year over year and up 4% sequentially. However, OFS BrightWave reported a negative gross profit of $20.6 million and a net loss of $32.8 million in the quarter.

CommScope recorded after-tax charges of $3.8 million or $0.06 per share in the quarter for equity in losses of OFS BrightWave related to the Company's minority investment in this venture.


"We believe that OFS BrightWave has taken significant steps to reduce its cost structure," noted Drendel. "Despite that, CommScope expects ongoing pricing pressure and weak global demand for fiber optic cable products at least through 2003. As a result, we believe OFS BrightWave will incur losses through 2003 and will continue to evaluate its business for cost reduction opportunities."

OTHER FIRST QUARTER 2003 HIGHLIGHTS
-----------------------------------
o Broadband/Video sales for the first quarter were $101.3 million, down 24% from last year's first quarter and 14% sequentially. Sales declined year over year principally due to lower sales to Adelphia and Charter, somewhat offset by higher sales to Comcast. However, sales to Comcast decreased sequentially partly due to the impact of higher fourth-quarter 2002 inventory levels, which we believe were built in anticipation of the merger. Sales to Comcast represented approximately 23% of total Company sales for the quarter. Worldwide Broadband/Video orders for the quarter were $105.6 million.

o Despite pricing pressure, CommScope achieved substantial fiber optic cable sales growth. Worldwide fiber optic cable volume increased more than 25% year over year and more than 10% sequentially. Fiber optic cable sales, primarily for broadband applications, continue to represent more than 10% of total Company sales.

o International sales were essentially stable with the preceding quarter and last year's first quarter. For the first quarter of 2003, international sales were $25.2 million and orders were $26.3 million.

o LAN sales rebounded to $23.0 million from depressed fourth quarter 2002 sales of $14.1 million. LAN sales benefited from strengthening project business and increasing fiber optic cable and apparatus sales. LAN orders for the quarter were $23.4 million.

o Wireless/Other Telecom sales rose sequentially to $5.1 million with higher orders of $6.1 million for the quarter. CommScope has made progress communicating the Cell Reach (R) value proposition to customers and remains optimistic about long-term opportunities.

o Total Company gross margin for the first quarter was 18.6% compared to 19.4% in the preceding quarter and 22.2% in the first quarter of 2002. The decreases in gross profit and margin were primarily due to lower sales volumes and competitive pricing pressure for certain products.

o Selling, general and administrative expense was $20.1 million in the quarter, down 8% sequentially and down 5% year over year.

o Net cash provided by operating activities in the quarter was $4.2 million. Capital spending for the quarter was $1.9 million.


OUTLOOK
-------
"Assuming seasonal increases, we expect second quarter sales to rise to the $130-$145 million range," said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer. "However, we are experiencing cost pressures, primarily related to the rising cost of polyethylene and other plastics. Depending upon sales volumes, we expect gross margin to be in the 17.5%-18.5% range for the second quarter. While forecasting remains difficult in this environment, we continue to believe that we will generate free cash flow (cash flow from operations less capital expenditures) during 2003."

CONFERENCE CALL INFORMATION
---------------------------
CommScope will host a conference call to review first quarter 2003 financial results at 5:00 p.m. eastern time today. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-346-6473. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at: http://www.firstcallevents.com/service/ajwz378185395gf12.html.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 21139704. The replay will be available through Friday, May 2. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications. Through its relationship with OFS, CommScope has an ownership interest in one of the world's largest producers of optical fiber and cable and has access to a broad array of connectivity components as well as technologically advanced optical fibers, including the zero water peak optical fibers used in the production of the LightScope ZWP (TM) family of products.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

This press release contains forward-looking statements regarding sales, outlook and expectations for CommScope and OFS BrightWave that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, expected demand from Comcast Corporation and other major domestic MSOs, telecommunications industry capital spending; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; industry excess capacity; changes or fluctuations in global business conditions; financial performance of OFS BrightWave; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials; ability to recover higher material and transportation costs from our customers; possible future impairment charges; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and ability to comply with covenants imposed on us by our revolving credit facility; successful operation of bimetals manufacturing and other vertical integration activities; successful expansion and related operation of our facilities; developments in technology; intellectual property protection; regulatory changes affecting us or the industries we serve; acquisition activities and the ability to integrate acquisitions; terrorist activity or armed conflict and other factors. For a more detailed description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG          BETSY LAMBERT, APR
INVESTOR RELATIONS      MEDIA RELATIONS
(828) 323-4848          (828) 323-4873

                                 ##########

                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                Three Months Ended
                                                    March 31,
                                             -----------------------
                                                2003        2002
                                             ----------- -----------

Net sales                                     $ 129,368   $ 159,751
                                             ----------- -----------

Operating costs and expenses:
   Cost of sales                                105,251     124,326
   Selling, general and administrative           20,070      21,233
   Research and development                       1,589       1,995
                                             ----------- -----------
      Total operating costs and expenses        126,910     147,554
                                             ----------- -----------

Operating income                                  2,458      12,197
Other income (expense), net                         209        (387)
Interest expense                                 (2,158)     (2,182)
Interest income                                     617         440
                                             ----------- -----------

Income before income taxes and equity
   in losses of OFS BrightWave, LLC               1,126      10,068
Provision for income tax expense                   (417)     (3,725)
                                             ----------- -----------

Income before equity in losses of
   OFS BrightWave, LLC                              709       6,343
Equity in losses of OFS BrightWave, LLC          (3,782)     (7,991)
                                             ----------- -----------

Net loss                                       $ (3,073)   $ (1,648)
                                             =========== ===========


Net loss per share:
   Basic                                        $ (0.05)    $ (0.03)
   Assuming dilution                            $ (0.05)    $ (0.03)

Weighted average shares outstanding:
   Basic                                         59,220      61,714
   Assuming dilution                             59,220      61,714

                              COMMSCOPE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      (Unaudited)
                                                       March 31,    December 31,
                                                         2003          2002
                                                      -----------   ------------
                                   ASSETS

Cash and cash equivalents                              $ 121,698      $ 120,102
Accounts receivable, less allowance for doubtful
  accounts of $13,185 and $11,811, respectively           78,852         64,787
Inventories                                               38,817         36,254
Prepaid expenses and other current assets                 20,816         20,737
Deferred income taxes                                     15,354         16,579
                                                      -----------   ------------
      Total current assets                               275,537        258,459

Property, plant and equipment, net                       224,546        229,515
Goodwill, net of accumulated amortization of
   $59,544 and $59,520, respectively                     151,338        151,334
Other intangibles, net of accumulated amortization
  of $40,556 and $39,930, respectively                     8,209          8,835
Deferred income taxes                                      6,713          3,572
Investment in and advances to OFS BrightWave, LLC        105,467        111,528
Other assets                                              10,237          9,425
                                                      -----------   ------------

      Total Assets                                     $ 782,047      $ 772,668
                                                      ===========   ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                        $ 20,760       $ 18,483
Other accrued liabilities                                 32,364         26,005
                                                      -----------   ------------
      Total current liabilities                           53,124         44,488

Long-term debt, less current portion                     183,300        183,300
Other noncurrent liabilities                              29,845         27,345
                                                      -----------   ------------
      Total Liabilities                                  266,269        255,133

Commitments and contingencies

Stockholders' Equity:
   Preferred stock, $.01 par value; Authorized
     shares: 20,000,000; Issued and outstanding
     shares:  None at March 31, 2003 and
     December 31, 2002                                        --             --
   Common stock, $.01 par value; Authorized
     shares:  300,000,000; Issued shares, including
     treasury stock: 61,762,667 at March 31, 2003
     and December 31, 2002; Issued and outstanding
     shares: 59,219,567 at March 31, 2003 and
     December 31, 2002                                       618            618
   Additional paid-in capital                            383,541        383,541
   Retained earnings                                     158,442        161,515
   Accumulated other comprehensive loss                  (13,599)       (14,915)
   Treasury stock, at cost: 2,543,100 shares at
     March 31, 2003 and December 31, 2002                (13,224)       (13,224)
                                                      -----------   ------------
      Total Stockholders' Equity                         515,778        517,535
                                                      -----------   ------------

      Total Liabilities and Stockholders' Equity       $ 782,047      $ 772,668
                                                      ===========   ============

                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED -- IN THOUSANDS)

                                                         Three Months Ended
                                                              March 31,
                                                      ------------------------
                                                         2003         2002
                                                      -----------  -----------

Operating Activities:
Net loss                                                $ (3,073)    $ (1,648)
Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization                          8,636        9,071
    Equity in losses of OFS BrightWave, LLC                6,046       12,734
    Deferred income taxes                                 (1,410)      (2,336)
    Tax benefit from stock option exercises                   --           71
    Changes in assets and liabilities:                    (6,007)      (1,438)
                                                      -----------  -----------
Net cash provided by operating activities                  4,192       16,454

Investing Activities:
    Additions to property, plant and equipment            (1,849)      (4,077)
    Proceeds from repayment of advance to OFS
      BrightWave, LLC                                         --       13,000
    Proceeds from disposal of fixed assets                    56           48
                                                      -----------  -----------
Net cash provided by (used in) investing activities       (1,793)       8,971

Financing Activities:
    Principal payments on long-term debt                      --         (656)
    Debt issuance costs                                   (1,166)          --
    Proceeds from exercise of stock options                   --          418
                                                      -----------  -----------
Net cash used in financing activities                     (1,166)        (238)

Effect of exchange rate changes on cash                      363         (176)

                                                      -----------  -----------
Change in cash and cash equivalents                        1,596       25,011
Cash and cash equivalents, beginning of period           120,102       61,929
                                                      -----------  -----------
Cash and cash equivalents, end of period               $ 121,698     $ 86,940
                                                      ===========  ===========